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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A-1
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
January 27, 2003

MEDINEX SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-26337	82-0514605
(Commission File No.)	(IRS Employer ID)

804 North Lincoln #2
Post Falls, Idaho 83854
(Address of principal executive offices and Zip Code)

(208) 773-4865
(Registrant's telephone number, including area code)

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ITEM 5. Other Events and Regulation FD Disclosure

As previously reported, on November 27, 2002, Medinex Systems, Inc. (the "Company") filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Idaho (the "Bankruptcy Court") (Case No. 02-21797 ). The Company manages, and will continue to manage, its property and operate its business as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

On January 22, 2003, the Bankruptcy Court held a final hearing on all emergency motions filed by the Company on December 11, 2002 and previously reported on Form 8-K dated January 6, 2003. All motions were approved as submitted.

In further proceedings at the January 22, 2003 hearing, the Company informed the Court that it intended to file a Plan of Liquidation through a controlled sale of all assets through a two-phase process to be approved by the Court. In the absence of such an approved Plan, the Company will be forced into liquidation under chapter 7 of the United States Code by the Court.

The following required monthly reports were submitted to the U.S. Trustee at the hearing:

MEDINEX SYSTEMS, INC. U.S. TRUSTEE REPORT CASH BASIS PROFIT AND LOSS STATEMENT MONTH OF DECEMBER 2002
December 31, 2002
(Unaudited)
Revenues, net	77,465
Total Cost of Revenue	52,693
Gross Profit	24,772
Operating expenses:
Payroll Expense	43,721
General and administrative	9,365
Total operating expenses	53,086
Net Operating Income (Loss) -- cash basis	(28,314)
Other Income:
Tax Refund	19,712
Net Ordinary Income (Loss) -- cash basis	(8,602)

MEDINEX SYSTEMS, INC. U.S. TRUSTEE REPORT BALANCE SHEET DECEMBER 31, 2002
December 31, 2002
(UNAUDITED)
ASSETS
Current Assets
Checking/Savings
Cash and cash equivalents	62,775
Restricted cash	53,179
Accounts Receivable	111,157
Allowance for Doubtful Accounts	(5,222)
Inventory- Recorders	8,000
Total Current Assets	229,889
Property and equipment, net	38,922
Investments	3,498
Deposits	9,779
Total Assets	282,088
LIABILITIES & EQUITY
Current Liabilities
Accounts Payable	23,279
DIP Financing	53,500
Accrued Expense	132
Accrued Vacation	845
Sales Tax - ID	64,655
Sales Tax - DC	1,076
Total Current Liabilities	143,487
Long Term Liabilities
Pre-Petition L.T. Liabilities	3,129,734
Total Long Term Liabilities	3,129,734
Total Liabilities	3,273,221
Equity
Common Stock	213,288
Warrants	40,625
Additional Paid in Capital	44,735,039
Retained Earnings	(46,160,165)
Net Income	(1,819,919)
Total Equity	(2,991,133)
TOTAL LIABILITIES & EQUITY	282,088

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: January 27, 2003

MEDINEX SYSTEMS, INC.
BY: /s/ Colin Christie
Colin Christie, President and Chief Executive Officer